Exhibit 99.1

Forma Therapeutics Presents New Phase 1 Data on Etavopivat (formerly referred to as FT-4202) at 26th European Hematology Association Congress

Clinical results demonstrated durable improvement in hematologic and hemolytic markers, supporting the potential for improvement of red blood cell functional health in those with sickle cell disease

Initial results from an open-label extension cohort showed sustained hemoglobin increase of >1g/dL in 88% (7 of 8) of patients dosed for at least two and up to 12 weeks, as well as favorable tolerability profile

Improvement in markers of red blood cell functional health were observed, including data on measures of cell membrane integrity and systemic biomarkers of inflammation and coagulation

Forma to host webcast today at 8:00 a.m. ET to discuss etavopivat results presented at EHA

WATERTOWN, Mass. – June 11, 2021 – Forma Therapeutics Holdings, Inc. (Nasdaq: FMTX) a clinical-stage biopharmaceutical company focused on rare hematologic diseases and cancers, today announced new data from its ongoing Phase 1 trial of etavopivat (formerly referred to as FT-4202) being presented at the 26th Annual European Hematology Association (EHA) 2021 Virtual Congress. The e-poster presentation includes initial data from the open-label extension (OLE) cohort showing etavopivat improved and sustained hematologic and hemolytic parameters for patients living with sickle cell disease (SCD) receiving 400 mg etavopivat once-daily for at least two weeks and up to 12 weeks. Also being presented are the unblinded results from the two multiple ascending dose (MAD) cohorts, which demonstrate once-daily dosing of 300 mg or 600 mg etavopivat for 14 days improved measures of sickle red blood cell (RBC) functional health, with effects persisting in some patients even after treatment discontinuation.

“Data presented today, including initial data from the OLE cohort, demonstrate patient responses improved with more than two weeks of dosing with etavopivat, including hemoglobin and markers of hemolysis, RBC functional health, and systemic inflammation and coagulation that together have the potential to reduce the incidence of vaso-occlusive crises with longer-term treatment,” said Patrick Kelly, MD, chief medical officer of Forma Therapeutics. “These results, along with the favorable tolerability profile we have observed, support our recent initiation of the Hibiscus Study – our Phase 2/3 trial in people living with SCD – and bring us one step closer to a potential new treatment option for those affected by SCD.”

Presentation Details

•	Abstract #EP1201: FT-4202 (Etavopivat) improves hematologic and hemolytic parameters in a phase 1 study of patients with sickle cell disease (Robert Clark Brown, M.D. PhD)

The e-poster presentation is available as of Friday, June 11, 2021, at 9:00 Central European Summer Time (CEST) and is accessible for on-demand viewing until Sunday, Aug. 15, 2021, on EHA’s virtual congress platform. The abstract and poster presentation are also available on Forma’s website.

Clinical Data Results

In the combined MAD1 (300 mg QD) and MAD2 (600 mg QD) cohorts, 73% (11 of 15) of patients achieved a hemoglobin increase of greater than 1g/dL over baseline; significant improvement in hematologic and hemolytic markers also include decreased absolute reticulocytes (100%, or 15 of 15), decreased LDH levels (73%, or 11 of 15) and decreased indirect bilirubin levels (93%, or 14 of 15). The osmoscan and oxygenscan results from 14 patients showed a statistically significant improvement.

Initial results as of May 24, 2021, in the OLE cohort for eight patients receiving once-daily etavopivat treatment (400 mg) for at least two weeks indicated a hemoglobin increase of greater than 1 g/dL in 88% (7 of 8), with a mean hemoglobin increase of 1.5 g/dL. Patient data indicated a durable response for those patients receiving treatment beyond two weeks for up to 12 weeks, with improved hematologic and hemolytic parameters. The improvement in RBC functional health extended beyond the 12-week treatment period; in one patient, improved sickle RBC deformability remained for up to four weeks after treatment discontinuation. These initial OLE data support the combined MAD cohort results and show that daily etavopivat treatment also significantly improved hematologic and hemolytic parameters.

The safety profile in the OLE cohort was consistent with underlying disease. Of note, two patients reported serious adverse events, including one vaso-occlusive crisis and acute chest syndrome, which was not considered related to treatment by the trial investigator. A deep-vein thrombosis (DVT) report was described as possibly related.

Additional results being presented at the conference are measures of RBC functional health, with analysis of RBC elongation and point-of-sickling data showing improvements in cell deformability, including durable changes for up to four weeks following treatment. The data show benefits beyond activation of the glycolytic pathway, including enhanced activity of enzymes involved in preventing and repairing oxidative damage and reduced levels of phosphatidyl serine (PS), a marker of membrane damage observed on the surface of sickle RBCs. Early data from the 12-week OLE cohort show favorable systemic biomarkers including lower levels of erythropoietin (EPO), reduced evidence of activation of coagulation (Prothrombin 1.2 and D-dimers) and decreased activation of innate immunity (TNF-a). These biomarkers suggest the potential for broader benefit to people living with sickle cell disease, including the potential to reduce vaso-occlusive crises.

Forma Webcast Today

Forma is hosting a webcast today at 8:00 a.m. ET to discuss these etavopivat results being presented at EHA. The webcast can be accessed in the “News & Investors” section of Forma’s website at www.formatherapeutics.com.

Ongoing Trials

The blinded, randomized, placebo-controlled portion of the ongoing Phase 1 trial is complete. People with SCD are now directly enrolling into the ongoing 12-week OLE cohort receiving 400 mg etavopivat daily.

Forma is currently enrolling adults and adolescents with SCD into the Hibiscus Study, a registrational Phase 2/3 randomized, placebo-controlled, double-blind, multicenter trial to further evaluate the safety and efficacy of etavopivat in this patient population. For more information, please visit https://hibiscusstudy.com/ or clinicaltrials.gov/NCT04624659.

About Sickle Cell Disease (SCD)

SCD is one of the most common single-gene disorders and is estimated to affect approximately 100,000 people in the United States, as well as approximately 30,000 in France, Germany, Italy, Spain and the United Kingdom. The National Institutes of Health (NIH) reports that prevalence is estimated at more than 20 million individuals globally. From 2010 to 2050, the annual number of newborns with SCD is expected to rise globally by approximately one-third.i Despite recent advances in treatment, most patients with SCD still suffer from pain crises, lifelong disability, significant morbidity and reduced quality of life.

About Etavopivat

Etavopivat is a novel investigational selective red blood cell (RBC) pyruvate kinase-R (PKR) activator designed to be a disease-modifying therapy for the treatment of sickle cell disease (SCD). Employing a multimodal approach, etavopivat is designed to work upstream by activating the RBCs’ natural PKR activity to decrease 2,3-DPG levels, which leads hemoglobin to hold on to oxygen molecules longer to reduce RBC sickling. The downstream activity of etavopivat is designed to increase ATP levels, the fuel that provides energy to cells, to improve RBC functional health and survival. Together, these effects are anticipated to increase hemoglobin levels and decrease painful vaso-occlusive crises. In preclinical safety studies, etavopivat did not inhibit aromatase activity or affect steroidogenesis, important biological processes responsible for sexual development. Etavopivat has been granted Fast Track, Rare Pediatric Disease and Orphan Drug designations from the U.S. Food and Drug Administration (FDA), and Orphan Drug Designation from the European Commission based on a positive opinion from the Committee for Orphan Medicinal Products of the European Medicines Agency for the treatment of patients with SCD.

About Forma Therapeutics

Forma Therapeutics is a clinical-stage biopharmaceutical company focused on the research, development and commercialization of novel therapeutics to transform the lives of patients with rare hematologic diseases and cancers. Our R&D engine combines deep biology insight, chemistry expertise and clinical development capabilities to create drug candidates with differentiated mechanisms of action focused on indications with high unmet need. Our work has generated a broad proprietary portfolio of programs with the potential to provide profound patient benefit. For more information, please visit www.FormaTherapeutics.com or follow us on Twitter @FORMAInc and LinkedIn.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding our beliefs and expectations regarding: initial results to date for the etavopivat open label extension cohort of our Phase 1 clinical trial; ; the therapeutic potential and clinical benefits and safety related to etavopivat; whether initial results from our clinical trials are predictive of final trial results or future clinical studies; and our planned presentation of data at the 2021 EHA Virtual Congress;. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related our ability to execute on our strategy; the therapeutic potential and safety of etavopivat; the timing and completion of our Phase 1 study of etavopivat and final audit and quality controlled verification of initial data and related analyses; the timing and success of our Phase 2/3 Hibiscus Study of etavopivat in SCD patients; positive results from initial data analyses may not be predictive of final results; risks related to our planned regulatory submissions and developments; and other risks identified in our SEC filings, including those risks discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as well as other risks detailed in our subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Contacts

Media Contact:

Adam Silverstein, +1 917-697-9313

Porter Novelli

adam.silverstein@porternovelli.com

Investor Contact:

Mario Corso, +1 781-366-5726

Forma Therapeutics

mcorso@formatherapeutics.com

[i]

Piel, F. B., Hay, S. I., Gupta, S., Weatherall, D. J., & Williams, T. N. (2013). Global burden of sickle cell anaemia in children under five, 2010-2015: Modelling based on demographics, excess mortality, and interventions. PLOS Medicine, 10(7). Retrieved from link.